EXHIBIT 10.6

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SECOND AMENDED AND RESTATED LOAN AGREEMENT

dated as of

November 28, 2001

By and Among

COMPRESSCO, INC.,

COMPRESSCO FIELD SERVICES, INC.,

and

HIBERNIA NATIONAL BANK

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SECOND AMENDED AND RESTATED LOAN AGREEMENT

          THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT (this "Agreement") dated as of November 28, 2001, by and among COMPRESSCO, INC. (formerly Emerging Alpha Corporation), a Delaware corporation ("Compressco"), COMPRESSCO FIELD SERVICES, INC. (formerly Gas Jack, Inc.), an Oklahoma corporation ("Field Services") (Compressco and Field Services, collectively, the "Borrowers"), and HIBERNIA NATIONAL BANK, a national banking association ("Bank").

W I T N E S S E T H:

          WHEREAS, Borrowers and Bank have heretofore entered into that certain Amended and Restated Loan Agreement dated December 28, 2000 (the "Prior Agreement"), pursuant to which Bank extended Borrowers a revolving line of credit on terms and conditions set forth more fully therein; and

          WHEREAS, Borrowers have applied to Bank for an increase in the amount of credit available from the Bank in the form of an increased working capital line of credit and a commitment for the issuance of letters of credit in an aggregate amount not to exceed $8,883,997.00; and

          WHEREAS, Bank has agreed to provide such credit accommodations to Borrowers subject to the terms and conditions of this Agreement, which shall amend and restate the Prior Agreement in its entirety.

          NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by all parties hereto, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

          Section 1.1. Defined Terms. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

"Account Debtor" shall mean a Person obligated upon a Receivable owed to either of the Borrowers.

"Adjusted Net Worth" shall mean, at any time, the Tangible Net Worth of Compressco and its Consolidated Subsidiaries (including Subordinated Debt), less amounts then (a) due to Compressco and its Consolidated Subsidiaries from any shareholder, director, officer, employee or agent of the Borrowers, or (b) due to Compressco and its Consolidated Subsidiaries from any person or entity which is a subsidiary of, or is affiliated with, or related to, the Borrowers or any of their shareholders, directors or officers.

"Applicable Margin" shall mean the per annum percentage interest rate to be added to the Base Rate to determine the interest rate applicable to the amounts outstanding under the Revolving Note, as determined in accordance with the following schedule:

Applicable Period	Applicable Margin

Following the end of any fiscal quarter of Borrowers (subsequent to their fiscal quarter ending 12/31/00), during which the most recent timely received Compliance Certificate shows full compliance with all Performance Pricing Criteria during such immediately preceding fiscal quarter:

+0.0%

Following the end of any fiscal quarter of Borrowers (subsequent to their fiscal quarter ending 12/31/00), during which the most recent timely received Compliance Certificate shows less than full compliance with all Performance Pricing Criteria during such immediately preceding fiscal quarter, the Applicable Margin shall be determined as follows:

a. If the Debt to Adjusted Net Worth Ratio of Compressco and its Consolidated Subsidiaries as of the end of such immediately preceding fiscal quarter was less than 3.0 to 1.0:	+0.5%
b. If the Debt to Adjusted Net Worth Ratio of Compressco and its Consolidated Subsidiaries as of the end of such immediately preceding fiscal quarter was greater than or equal to 3.0 to 1.0:	+1.0%

          The Applicable Margin shall be determined by Bank from the quarterly compliance certificate (each being a "Compliance Certificate") most recently required to be delivered to Bank by Borrowers pursuant to Section 8.1(d) hereof. The Applicable Margin shall initially continue to be the one in effect for the immediately preceding quarter until receipt of the currently due Compliance Certificate, but shall be adjusted to the beginning of such quarter following the timely receipt of the current Compliance Certificate based upon the results of the Performance Pricing Criteria shown by such Compliance Certificate for such immediately preceding quarter. In the event a Compliance Certificate is not timely delivered, the Applicable Margin shall be adjusted to the beginning of such quarter to 1.0% until received.

"Assignment of Leases" shall mean that certain Collateral Assignment of Leases dated of October 29, 1999 granted by Field Services to Bank affecting all right, title and interest in and to its leases of compressors to its customers, and all proceeds thereof, as the same may from time to time be amended, modified or supplemented and in effect.

"Agreement" shall mean this Second Amended and Restated Loan Agreement, as the same may from time to time be amended, modified or supplemented and in effect.

"Bank" shall mean Hibernia National Bank, a national banking association.

"Bank's Current Revolving Loan Commitment Exposure" shall have the meaning ascribed to such term in Section 2.1 hereof.

"Base Rate" shall mean the per annum rate of interest published from time to time in the Wall Street Journal as the "prime rate" or the base rate of interest on corporate loans posted by at least 75% of the nation's 30 largest banks, such rate to be adjusted automatically on and as of the effective date of any change in such rate.

"Borrowing Base Amount" shall mean, as determined by Bank from time to time, the lowest of the following amounts (a) $8,883,997.00; or (b) the sum of (i) 80% of the aggregate amount of Eligible Receivables (or such lesser percentage as Bank deems appropriate, in its sole discretion, exercising reasonable credit judgment), plus (ii) the lesser of (1) 50% of the aggregate amount of Eligible Inventory consisting of Inventory other than finished compressors (or such lesser percentage as Bank deems appropriate, in its sole discretion, exercising reasonable credit judgment), or (2) $750,000.00, plus (iii) the lesser of (1) $7,500,000.00 or (2) 85% of the Eligible Inventory consisting of finished compressors based on a value of $18,000.00 per finished compressor or such other value as determined pursuant to Section 8.1(h) (or such lesser percentage as Bank deems appropriate, in its sole discretion, exercising reasonable credit judgment). Bank shall have the right to make adjustments to advance rates and as to the eligibility of Inventory and Receivables as a result of field examinations of Borrowers' Collateral or other means available to Bank (using reasonable lending discretion) which Bank shall perform from time to time as deemed necessary by Bank at any time while any Revolving Loans remain outstanding.

"Business Day" shall mean a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Louisiana or a day on which national banks are authorized to be closed in New Orleans, Louisiana.

"Cash Flow" shall mean, for any period, the earnings of such Person(s) before interest, taxes, depreciation and amortization.

"Collateral" shall mean any interest in any kind of property or assets pledged, mortgaged or otherwise subject to an Encumbrance in favor of Bank pursuant to the Collateral Documents.

"Collateral Documents" shall collectively refer to the Assignment of Leases, the Security Agreements, the Stock Pledge, all related financing statements required by Bank, and any and all other documents in which an Encumbrance is created on any property of the Borrowers or of any third person to secure payment of the Indebtedness of Borrowers or any part thereof.

"Compressco" shall mean Compressco, Inc., a Delaware corporation, together with its successors and assigns.

"Consolidated Subsidiary" or "Consolidated Subsidiaries" shall mean a Subsidiary or Subsidiaries, respectively, of Compressco, whose financial statements are prepared on a consolidated basis with those of Compressco in accordance with GAAP, and shall specifically include Field Services, Providence and Testing.

"Current Assets" shall mean the assets of Compressco and its Consolidated Subsidiaries treated as current assets in accordance with GAAP.

"Current Liabilities" shall mean all liabilities of Compressco and its Consolidated Subsidiaries treated as current liabilities in accordance with GAAP, including without limitation, all obligations payable on demand or within one year after the date on which the determination is made, and final maturities and sinking funds payments required to be made within one year after the date on which the determination is made, but excluding all such liabilities or obligations which are renewable or extendible at the option of such Person to a date more than one year from the date of determination.

"Current Ratio" shall mean, at any time, the ratio of Current Assets to Current Liabilities.

"Debt" shall mean any and all indebtedness, without duplication, excluding the Subordinated Debt, owing from time to time by Borrowers (or any one or more of them) to any Person, including the Bank, direct or indirect, liquidated or contingent, now existing or hereafter arising, including without limitation (i) indebtedness for borrowed money; (ii) the face amounts of all standby and commercial letters of credit and bankers acceptances, matured or unmatured, issued on behalf of Borrowers (or any one or more of them); (iii) guaranties by the Borrowers (or of any one or more of them) of the obligations of any other Person, whether direct or indirect, whether by agreement to purchase the indebtedness of any other Person or by agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise; and (iv) the present value of all obligations of the Borrowers (or any one or more of them) for the payment of rent or hire of property of any kind (real or personal) under leases or lease agreements required to be capitalized under GAAP.

"Debt Service Coverage Ratio" shall mean, for any twelve-month period ending on the date of determination of same, the ratio of (1) the earnings of Compressco and its Consolidated Subsidiaries before interest, taxes, depreciation and amortization during such period to (2) the amount of interest expense and current maturities of long-term indebtedness of Compressco and its Consolidated Subsidiaries during such period.

"Default" shall mean an event, which with the giving of notice or the lapse of time (or both) would constitute an Event of Default, hereunder.

"Dollars" and "$" shall mean lawful money of the United States of America.

"Eligible Inventory" shall mean all of the Inventory of Borrowers except:

(a)	Inventory that is not encumbered by a first priority perfected Encumbrance granted in favor of Bank, where first priority perfection is confirmed by evidence or opinions acceptable to Bank.
(b)	Inventory that is not owned by Borrowers free and clear of all Encumbrances and claims of third parties except for Permitted Encumbrances.
(c)	Inventory that Bank, in its sole discretion, deems obsolete, unsalable, damaged, defective, or unfit for sale or lease or further processing.
(d)	Inventory which Bank, exercising reasonable credit judgment, deems to be unqualified or ineligible.
(e)	Inventory located at a leased location unless a subordination of the landlord's lien has been provided to Bank in form and substance which is satisfactory to Bank.
(f)	Work in progress located with vendors, subcontractors or other third parties for manufacture or service, including without limitation, assembly, painting, testing, and conditioning.
(g)	Inventory or Equipment in transit to or from parties listed in (f) above.

"Eligible Receivables" shall mean, at any time, all Receivables, which contain selling terms and conditions reasonably acceptable to Bank. The net amount of any Eligible Receivables against which Borrowers may borrow shall exclude all returns, discounts, credits, and offsets of any nature. Unless otherwise agreed to by Bank in writing, Eligible Receivables do not include:

(a)	Receivables that are not encumbered by a first priority perfected Encumbrance granted in favor of Bank, where first priority perfection is confirmed by evidence or opinions acceptable to Bank.
(b)	Receivables that are not free and clear of all Encumbrances and claims of third parties, except for Permitted Encumbrances.
(c)	Receivables that have not been paid in full within the earlier of (i) three (3) times ordinary invoice terms from the invoice date, or (ii) ninety (90) days from the invoice date.
(d)

Receivables of any Account Debtor with more than fifty percent (50%) aggregate Receivables owed being due and payable for more than the lesser of (i) three (3) times ordinary invoice terms from the invoice date, or (ii) ninety (90) days from the invoice date, unless Bank, upon request of Borrowers and in its sole discretion, agrees to allow inclusion of the Receivables from any particular Account Debtor for a particular month as Eligible Receivables.

(e)

Receivables due from any single Account Debtor (including all subsidiaries and affiliates of an Account Debtor) in excess of twenty-five percent (25%) of either Borrower's total otherwise Eligible Receivables, unless Bank, upon request of Borrowers and in its reasonable discretion, agrees to allow inclusion of the excess Receivables (or a portion thereof) from any such Account Debtor for a particular month as Eligible Receivables.

(f)	Receivables with respect to which the Account Debtor is a shareholder, a director, an officer, an employee, or an agent of either Borrower.
(g)	Receivables with respect to which the Account Debtor is a Subsidiary of, or affiliated with or related to either Borrower or its shareholders, directors, or officers.
(h)	Receivables with respect to which goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Account Debtor may be conditional.
(i)

Receivables with respect to which the Account Debtor is a resident of, or incorporated in, a jurisdiction located outside of the United States, except to the extent such Receivables are supported by insurance, bonds or other assurances satisfactory to Bank.

(j)	Receivables with respect to which either Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to such Borrower.
(k)	Receivables which are subject to dispute, counterclaim, or setoff.
(l)	Receivables with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor.
(m)	Receivables which Bank, exercising reasonable credit judgment, deems to be ineligible for any reasonable reason.
(n)

Receivables of any Account Debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency, or debtor-in-relief acts; or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due.

(o)

Receivables with respect to which the Account Debtor is the United States government or any department or agency of the United States, unless encumbered by a first priority perfected Security Interest granted in favor of Bank, acknowledged by the appropriate governmental agency and where first priority perfection is confirmed by evidence or opinions acceptable to Bank.

(p)	Receivables arising pursuant to a bonded contract.
(q)	Receivables evidenced by any chattel paper which is the possession of any party other than Borrowers or Bank.

"Encumbrances" shall mean individually, collectively and interchangeably any and all presently existing and/or future mortgages, liens, privileges, servitudes, rights-of-way and other contractual and/or statutory security interests and rights of every nature and kind that, now and/or in the future may affect the property of either Borrower or any part or parts thereof.

"Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 49 U.S.C. Section 6901, et seq., the Louisiana Environmental Affairs Act, La. R.S. 30:2001, et seq., or other applicable Governmental Requirements or regulations adopted pursuant to any of the foregoing.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Equipment" shall mean all machinery, equipment, furniture and fixtures, now owned or hereafter acquired by either Borrower, or in which either Borrower now has or hereafter may acquire any right, title or interest, and any and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, products, equipment and accessories installed therein or affixed thereto, including, but not limited to, all equipment as defined in SSS 9-102 of the UCC, and all fixtures as defined in SSS 9-102 of the UCC.

"Event of Default" shall mean individually, collectively and interchangeably any of the Events of Default set forth below in Section 10.1 hereof.

"Field Services" shall mean Compressco Field Services, Inc., an Oklahoma corporation, together with its successors and assigns.

"Funded Debt" shall mean, at any time, the sum of all interest-bearing Debt of Compressco and its Consolidated Subsidiaries.

"Funded Debt to Cash Flow Ratio" shall mean, as of the end of each fiscal quarter of Compressco and its Consolidated Subsidiaries (including Field Services), the ratio of (1) the amount of Funded Debt of Compressco and its Consolidated Subsidiaries at the end of such fiscal quarter, to (2) the amount of Cash Flow of Compressco and its Consolidated Subsidiaries for the immediately preceding twelve-month period ending as of the end of the such fiscal quarter.

"GAAP" shall mean, at any time, accounting principles generally accepted in the United States as then in effect.

"General Intangibles" shall mean all general intangibles, as defined in SSS9-102 of the UCC, of the Borrowers, whether now owned or hereafter acquired, and shall include, without limitation (i) all contractual rights and obligations or indebtedness owing to Borrowers (other than Receivables) from whatever source arising (including, without limitation, all rights of the Borrowers under leases of compressors or other Inventory or Equipment of Borrowers to third parties); (ii) all things and actions, rights represented by judgments and claims arising out of tort and other claims related to the Collateral, including the right to assert and otherwise be the proper party of interest to commence and prosecute actions; (iii) all goodwill, patents, patent licenses, trademarks, trademark licenses, trade names, service marks, trade secrets, rights and intellectual property, copyrights, permits and licenses; (iv) all rights or claims in respect of refunds for taxes paid; and (v) all deposit accounts of Borrowers.

"Governmental Requirement" shall mean any applicable state, federal or local law, statute, ordinance, code, rule, regulation, order or decree.

"Guaranties" shall mean (i) that certain Commercial Guaranty of Providence, dated of even date herewith and (ii) that certain guaranty of Testing, dated of even date herewith, together with any other guaranties of any Person which guarantee payment of any part of the Indebtedness, as any of such guaranties may be amended and from time to time in effect.

"Guarantors" shall mean, collectively, Providence and Testing, together with any other Persons who may from time to time guarantee payment of any part of the Indebtedness.

"Indebtedness" shall mean, at any time, the indebtedness of Borrowers without duplication, evidenced by the Revolving Note executed by Borrowers pursuant to this Agreement, in principal, interest, costs, expenses and reasonable attorneys' fees and all other fees and charges, together with all commitment fees and other indebtedness and costs and expenses for which Borrowers (or either one of them) are responsible under this Agreement or under any of the Related Documents. In addition, the word "Indebtedness" also includes any and all other loans, extensions of credit, obligations, debts and liabilities, plus interest thereon, of Borrowers (or either one of them) that may now and in the future be owed to or incurred in favor of Bank, as well as all claims by Bank against Borrowers, whether existing now or later; whether they are voluntary or involuntary, due or to become due, direct or indirect or by way of assignment, determined or undetermined, absolute or contingent, liquidated or unliquidated; whether Borrowers may be liable individually or jointly with others, of every nature and kind whatsoever, in principal, interest, costs, expenses and reasonable attorneys' fees and all other fees and charges; whether Borrowers may be obligated as principal obligor, guarantor, surety, accommodation party or otherwise.

"Inventory" shall mean all inventory, as defined in SSS9-102 of the UCC, of Borrowers, whether now owned or hereafter acquired by Borrowers, wherever located, and shall include all of Borrowers' raw materials, work in process, finished goods, merchandise, parts and supplies, of every kind and description, and goods held for sale or lease or furnished under contracts of service in which Borrowers now have or hereafter acquire any right, whether held by Borrowers or others, and all documents of title, warehouse receipts, bills of lading, and all other documents of every type covering all or any part of the foregoing. Inventory includes inventory temporarily out of the custody or possession of Borrowers and all returns on Receivables.

"Investment Property" shall all investment property of Borrowers, whether now owned or hereafter acquired, consisting of certificated and uncertificated securities, securities entitlements, securities accounts, commodity contracts and commodity accounts (as each of said items are defined in SSS 9-102 of the UCC and in La. R. S. 10:8-102).

"Letters of Credit" shall have the meaning assigned to that term in Section 3.1 hereof, and shall also include any and all such Letters of Credit issued by Bank for the account of Borrowers (or either of them) prior to the date of this Agreement which remain outstanding as of the date of this Agreement.

"Letter of Credit Application" shall have the meaning assigned to that term in Section 3.1 hereof.

"Letter of Credit Commission" shall have the meaning assigned to that term in Section 3.3 hereof.

"Letter of Credit Obligations" shall have the meaning assigned to that term in Section 3.4 hereof.

"Loan Documents" shall mean this Agreement, the Revolving Note, the Collateral Documents and any other Related Documents.

"Dominion Account" shall have the meaning ascribed to such term in Section 8.15 hereof.

"Material Adverse Change" shall mean, with respect to either of the Borrowers, an event which causes a material adverse effect on the business, assets, operations or condition (financial or otherwise) of either such Borrower, or which otherwise changes in a materially adverse way any other material facts, circumstances or conditions which Borrowers have represented to Bank and Bank has in good faith relied upon or utilized in making the Revolving Loan Commitment hereunder.

"Performance Pricing Criteria" shall mean the following criteria, all of which must be met for the immediately preceding fiscal quarter of Borrowers for the Applicable Margin to be adjusted to 0.0% for the succeeding fiscal quarter:

1.

Compressco and its Consolidated Subsidiaries shall maintain a Adjusted Net Worth of greater than or equal to (i) $9,000,000.00 at September 30, 2001 and (ii) $10,000,000.00 at December 31, 2001 and thereafter; and

2.

Compressco and its Consolidated Subsidiaries shall maintain a ratio of Debt to Adjusted Net Worth which shall not exceed (i) 1.27 to 1.0 at September 30, 2001 and (ii) 1.36 to 1.0 at December 31, 2001 and all times thereafter.

"Permitted Encumbrances" shall have the meaning ascribed to such term in Section 9.4 hereof.

"Person" shall mean an individual or a corporation, partnership, trust, joint venture, incorporated or unincorporated association, joint stock company, government, or an agency or political subdivision thereof, or other entity of any kind.

"Providence" shall mean Providence Natural Gas, Inc., an Oklahoma corporation, together with its successors and assigns.

"Receivables" shall mean, with respect to Borrowers, all accounts (as such term is defined in the UCC) of Borrowers, and shall include all trade accounts, other receivables, or other rights to payment for goods sold or leased by or services rendered by Borrowers (or a third-party grantor acceptable to Bank), and shall also include all amounts owed to Borrowers under any compressor leases which may be deemed "chattel paper" within the meaning of the UCC.

"Related Documents" shall mean and include individually, collectively, interchangeably and without limitation all promissory notes, credit agreements, loan agreements, guaranties, security agreements, mortgages, collateral mortgages, deeds of trust, and all other instruments and documents, whether now or hereafter existing, executed in connection with the Indebtedness.

"Revolving Loan Commitment" means the agreement by Bank to Borrowers to make Revolving Loans in accordance with the provisions of Article II hereof.

"Revolving Loans" shall mean loans made by Bank under the Revolving Note to Borrowers in accordance with and subject to the terms of the Revolving Loan Commitment.

"Revolving Note" shall mean that certain promissory note made by Borrowers, as co-makers, dated of even date herewith, payable to the order of Bank in principal amount of $8,883,997.00, as said Revolving Note is more fully described in Section 2.1 hereof, together with any and all extensions, renewals, modifications and substitutions therefor.

"Security Agreements" shall mean, collectively, (i) that certain Commercial Security Agreement dated October 29, 1999 by Compressco (then known as Emerging Alpha Corporation) in favor of Bank, (ii) that certain Commercial Security Agreement dated October 29, 1999 by Field Services (then known as Gas Jack, Inc.) in favor of Bank, (iii) that certain Commercial Security Agreement dated even date herewith by Compressco in favor of Bank, and (iv) that certain Commercial Security Agreement dated even date herewith by Field Services in favor of Bank, as the same may be amended or modified from time to time.

"Solvent" shall mean, when used with respect to any Person on a particular day, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including without limitation, contingent liabilities, of such person, (ii) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all of the facts and circumstances existing at such time, represents the amount that can be reasonably expected to become an actual or matured liability.

"Subordinated Debt" shall mean the 13% Subordinated Notes dated December 22, 2000 issued by Compressco, and the obligations of Compressco thereunder, and additional obligations of Compressco containing similar terms issued thereafter which shall be subordinated in payment to the Indebtedness contingent on such terms being acceptable to Bank in its sole discretion.

"Subsidiaries" shall mean at any date, with respect to any Person, all the corporations of which such Person at such date, directly or indirectly, owns 50% or more of the outstanding capital stock (excluding directors' qualifying shares), and "Subsidiary" means any one of the Subsidiaries.

"Stock Pledge" shall mean that certain Pledge and Security Agreement dated October 29, 1999, by Compressco in favor of Bank, affecting all outstanding shares of stock of Field Services and certain other collateral more fully described therein, as the same may be amended or modified from time to time.

"Tangible Net Worth" shall mean, at any time, the amount of the total assets of such Person, excluding intangible assets (i.e., patents, copyrights, trademarks, trade names, franchises, goodwill, organizational expenses, and similar intangible expenses, but including leaseholds and leasehold improvements), less the amount of the total Debt of such Person.

"Termination Date" shall mean, with respect to Bank's Revolving Loan Commitment, the earlier to occur of (a) December 27, 2003, or (b) the earlier date of termination of the Revolving Loan Commitment pursuant to Article X hereof or of the termination of Bank's obligation to issue Letters of Credit under the terms of Article X hereof.

"Testing" shall mean Compressco Testing, LLC, an Oklahoma limited liability company, together with its successors and assigns.

"UCC" shall mean the Uniform Commercial Code, Commercial Laws-Secured Transactions (La. R.S. 10:9-101 et seq.) in the State of Louisiana, as amended from time to time, provided that if by reason of mandatory provisions of law, the perfection or effect of perfection or non-perfection of the Bank's Encumbrances against the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Louisiana, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction.

          Section 1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.

ARTICLE II

REVOLVING LOANS

          Section 2.1. The Revolving Loan Commitment. Subject to the terms and conditions of this Agreement, Bank agrees to extend credit to Borrowers during the period from the date hereof until the Termination Date by (a) making Revolving Loans to Borrowers from time to time, and (b) issuing irrevocable standby and commercial letters of credit (said irrevocable standby and commercial letters of credit being referred to herein as the "Letters of Credit") for the account of Borrowers or either one of them; provided, however, that (1) at no time shall the sum of (i) the aggregate principal amount of Revolving Loans to Borrowers at such time outstanding, plus (ii) the aggregate unfunded amount of Letters of Credit issued for the account of Borrowers at such time outstanding (said sum, at any time, being hereinafter referred to as the "Bank's Current Revolving Loan Commitment Exposure"), exceed the Borrowing Base Amount then in effect, and (2) at no time shall the aggregate unfunded amount of Letters of Credit issued for the account of Borrowers (or for the account of either of them) at such time outstanding exceed the amount of $500,000.00. In the event, at any time, and from time to time, the Bank's Current Revolving Loan Commitment Exposure exceeds the Borrowing Base Amount then in effect, Borrowers shall immediately prepay the Revolving Loans by such an amount to cause the Bank's Current Revolving Loan Commitment Exposure to equal the Borrowing Base Amount (or, at the option of Bank, Borrowers may post cash collateral or other collateral acceptable to Bank in its sole discretion to secure such deficiency in the Borrowing Base Amount). Within the limits set forth herein, Borrowers may borrow from Bank hereunder, repay any and all such Revolving Loans as hereinafter provided and reborrow hereunder. Borrowers' obligation to repay the Revolving Loans made by Bank shall be evidenced by a master promissory note made by Borrowers as co-makers (the "Revolving Note") payable to the order of Bank in the principal sum of $8,883,997.00, dated the date of this Agreement, with a final maturity of December 27, 2003, and bearing interest at the Base Rate plus the Applicable Margin from time to time in effect. The Borrowers shall be solidarily liable for all Revolving Loans, Letters of Credit (and reimbursement obligations arising thereunder) and other obligations to Bank arising pursuant to this Agreement or the Revolving Note.

          Section 2.2. Manner and Notice of Borrowing Under the Revolving Loan Commitment. Requests for advances under the Revolving Loan Commitment, other than daily fundings under controlled disbursement, shall be made by Borrowers in writing to Bank and include certificates required under Section 8.1(e) of this Agreement. Requests for advances must be received by not later than 12:00 p.m. (Central Time) on the date of the proposed advance.

          Section 2.3. Payment of the Revolving Note Under the Revolving Loan Commitment. Interest on the unpaid principal balance of the Revolving Note shall be payable monthly in arrears on the first day of each month, commencing January 1, 2002, and on the first day of each month thereafter until the Revolving Note is paid in full. All principal shall be payable in a single installment due on the Termination Date; subject to, however, the mandatory prepayment requirement set forth above in Section 2.1 hereof which requires Borrowers to prepay the Revolving Loans under the Revolving Note in the event, at any time and from time to time, the Bank's Current Revolving Loan Commitment Exposure exceeds the Borrowing Base Amount then in effect (or which, at the option of Bank, requires that Borrowers post cash collateral or other collateral acceptable to Bank in its sole discretion, to secure such deficiency in its Borrowing Base Amount). Borrowers hereby authorize Bank to debit their checking accounts maintained with Bank to pay interest due on the Revolving Note on each interest payment date and to credit all proceeds of their Receivables received in the Dominion Account when collected (or earlier, if Bank in its sole discretion allows such funds to be available to Borrowers prior to the date on which any checks or other instruments given in payment of Receivables are actually collected) towards payment of the Revolving Loans outstanding under the Revolving Note.

          Section 2.4. Proceeds of Dominion Account. Borrowers have executed an agreement with Bank, pursuant to which all checks, drafts and other instruments evidencing payment of Borrowers' Receivables shall be delivered to Bank and deposited into Borrowers' Dominion Account more fully described in Section 8.15 hereof. Borrowers authorize Bank to apply, from time to time, at Borrower's request, the proceeds of their Receivables actually collected (or, at the sole discretion of Bank, amounts which have been received but not yet collected) by the Bank from the Dominion Account to reduce in whole or in part the outstanding principal balance of the Revolving Loans due under the Revolving Note. Such payments will adjust for loan availability, bookkeeping and interest purposes on the second day after deposit.

          Section 2.5. Overlines and Overadvances. In the event the unpaid principal amount of the outstanding Revolving Loans and Letters of Credit under the Revolving Loan Commitment ever exceeds the maximum Borrowing Base Amount), Borrowers agree to pay the excess amount (an "overline") immediately upon demand by Bank. In the event the unpaid principal amount of the outstanding Revolving Loans and Letters of Credit under the Revolving Loan Commitment ever exceeds the current Borrowing Base Amount then in effect, Borrowers agree to pay the excess amount (an "overadvance") immediately upon demand by Bank. Overlines and overadvances shall bear interest at the rate stated in the Note. If not sooner paid, interest on overlines and overadvances shall be paid on the first day of each month, until the Termination Date. Upon request of Bank, Borrowers shall execute a promissory note, payable to the order of Bank, to represent the amount of any overline and any overadvance; however, Borrowers acknowledge and agree that the records of Bank and this Agreement shall constitute conclusive evidence of any overline or overadvance and the obligation of Borrowers to repay any overline or overadvance, with interest. All overlines and overadvances for which Bank has not demanded payment earlier, and all unpaid and accrued interest on overlines and overadvances not due and payable earlier, shall be due and payable on the Termination Date. Borrowers acknowledge and agree that Bank is not obligated to Borrowers to make any Revolving Loan or issue Letters of Credit that would create an overline or an overadvance.

          Section 2.6. Early Termination. Bank agrees that Borrowers shall have the right to terminate this Agreement prior to the Termination Date upon Borrowers (a) giving Bank ninety (90) days' written notice of termination and designating a termination effective date, and (b) paying to Bank on the designated termination effective date, the aggregate unpaid principal amount of all Revolving Loans then outstanding and all accrued unpaid interest, together with all other applicable fees, costs and charges, if any, not yet paid.

          Section 2.7. Use of Proceeds. Borrowers shall use the proceeds of the Revolving Loans for general corporate purposes (but not for the purchase of any producing oil and gas properties).

ARTICLE III

LETTERS OF CREDIT

          Section 3.1. The Letters of Credit. Upon the written application of Borrowers (or any one of them), using the form or forms of letter of credit applications currently in use by Bank (the "Letter of Credit Application"), executed by Borrowers (or by any one of the persons designated by Borrowers in writing to Bank in accordance with the terms hereof), Bank agrees, upon satisfaction of the terms and conditions of this Agreement and upon approval by Bank (in its sole discretion) of the terms of the requested Letter of Credit to be issued pursuant to the Letter of Credit Application, that it will issue an irrevocable standby letter of credit or commercial letter of credit for the account of Borrowers or either one of them (a "Letter of Credit") substantially in accordance with the Letter of Credit Application. Each Letter of Credit issued hereunder shall expire on a Business Day which is the earlier to occur of (i) twelve months from the date of issuance of such Letter of Credit, or (ii) the Termination Date. In no event shall a Letter of Credit be issued by Bank if the sum of the face amount thereof when added to the aggregate unfunded amount of Letters of Credit then outstanding plus the aggregate principal amount of the Revolving Loans at such time outstanding would exceed Borrowing Base Amount, and in no event shall a Letter of Credit be issued if the face amount thereof when added to the aggregate unfunded amount of Letters of Credit then outstanding would exceed $500,000.00.

          Section 3.2. Issuance of Letters of Credit. Each Letter of Credit shall be issued not later than three (3) Business Days after receipt by Bank of the Letter of Credit Application related thereto. No later than 12:00 noon (New Orleans time) on the third Business Day following receipt of the Letter of Credit Application and upon fulfillment of the applicable conditions set forth in this Agreement, Bank shall issue its Letter of Credit. Bank may rely fully and completely upon the authority of the signatory of the Letter of Credit Application and the contents thereof unless such authority is terminated by written notice delivered to Bank, and any such termination of authority shall be effective only prospectively.

          Section 3.3. Letter of Credit Fee. Borrowers agree to pay to Bank a fee equal to one and a half percent (1.5%) per annum of the face amount of each Letter of Credit issued by Bank hereunder (the "Letter of Credit Commission") plus any other fees customarily charged by Bank for Letters of Credit such as issuance and courier fees. Payment of such Letter of Credit Commission with respect to each Letter of Credit created by Bank shall be paid in advance on the date of issuance of the Letter of Credit and on each anniversary date of any such Letter of Credit.

          Section 3.4. Letter of Credit Obligations. Borrowers agree unconditionally to pay Bank on demand in United States currency at Bank's principal office in New Orleans, Louisiana, the amount required to pay (a) any and all drafts drawn and any and all demands made or purported to be made under any Letter of Credit, (b) any and all costs, charges, fees and/or expenses incurred or paid by Bank in connection with any Letter of Credit, (c) interest on such amounts described above under (a) and (b) as hereinafter provided, and (d) a fee equal to one-eighth of one percent (0.125%) of the amount of each such draft drawn and demand made or purported to be made under any Letter of Credit (the "Letter of Credit Obligations"). In the event of any drafts drawn and any and all demands made under any Letter of Credit are payable in foreign currency, Borrowers agree to make the aforementioned payment to Bank in United States currency at Bank's selling rate for cable transfers to the place of payment of such draft on the date of such payment. Such obligation of Borrowers shall be deemed a Letter of Credit Obligation hereunder. Borrowers further agree to comply with any and all governmental currency exchange regulations or requirements now or hereafter applicable to such Letter of Credit or to any drafts related thereto. Borrowers further authorize Bank, at its option, to compensate itself by applying any part or all of the balance of any deposit account or certificate of deposit which Borrowers may maintain with Bank, at any time, whether or not the deposit is mature, and/or any and all monies or property or interest of any kind now or hereafter in Bank's hands, or in transit to or from Bank, and belonging to Borrowers, to the payment, in whole or in part, of the amount of any draft and all interest, costs and reasonable attorney's fees which Borrowers may owe Bank pursuant to this Agreement. In the event a Letter of Credit Obligation is not paid when demanded by Bank, Borrowers agree to pay to Bank on demand a sum equal to the amount of the Letter of Credit Obligation, plus interest thereon from the date the Letter of Credit Obligation is demanded by Bank until paid at the Base Rate plus 1.5%. A payment shall not be deemed made until funds therefor have been actually collected and made available to Bank. Upon the occurrence of an Event of Default hereunder, Borrowers agree to pay to Bank on demand a sum equal to the aggregate unfunded amounts of all Letters of Credit outstanding, together with interest thereon (such obligation of Borrower shall be deemed a Letter of Credit Obligation as such term is used herein). Upon the occurrence of such Event of Default, Bank may exercise its right of offset and compensation set forth above in this paragraph. Any amount which Bank offsets or which Borrowers may pay to Bank in excess of drafts actually drawn on any outstanding Letters of Credit shall be held by Bank in pledge to secure the payment of future drafts until Bank's obligation to make Revolving Loans have been terminated, all Indebtedness has been paid in full, and no further Letters of Credit are outstanding.

          Section 3.5. Revolving Loans. In the event that Letter of Credit Obligations owed Bank are not paid when due for any reason including Letter of Credit Obligations arising upon occurrence of an Event of Default hereunder, or upon request by Borrowers, such Letter of Credit Obligations shall be immediately paid by Borrowers pursuant to a Revolving Loan in the amount of such Letter of Credit Obligations. Such Letter of Credit Obligations shall be immediately converted to a Revolving Loan by Bank and shall be evidenced by the Revolving Note. If at any time any Event of Default occurs and any portion of any Letter of Credit remains unfunded, Borrowers shall pay to Bank in cash for application to future drawings under the outstanding Letters of Credit, an amount equal to the aggregate unfunded portion of the outstanding Letters of Credit. If Borrowers do not pay such amount on demand, such amount shall be immediately paid by Borrowers by a Revolving Loan to Borrowers from Bank. Such amount shall be immediately converted to a Revolving Loan by Bank and shall be evidenced by the Revolving Note. The amount of such Revolving Loan shall be held by Bank in pledge securing Borrowers' obligations under this Agreement, with Borrowers hereby granting Bank a continuing security interest in such funds as security for the Indebtedness until Bank's obligation to make Revolving Loans has terminated, all Indebtedness has been paid in full, and no further Letters of Credit are outstanding.

ARTICLE IV

CERTAIN GENERAL PROVISIONS

          Section 4.1. Payments to Bank. All payments of principal, interest, commitment fees and any other amounts due hereunder or under any of the other Related Documents shall be made to the Bank at the Bank's office at 313 Carondelet Street, New Orleans, Louisiana 70130, or at such other location that the Bank may from time to time designate in writing to Borrowers, in each case in immediately available funds.

          Section 4.2. No Offset, etc. All payments by Borrowers hereunder and under any of the other Related Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless Borrowers are compelled by law to make such deduction or withholding. If any such obligation is imposed upon Borrowers with respect to any amount payable by them hereunder or under any of the other Loan Documents, Borrowers will pay to the Bank, on the date on which such amount is due and payable hereunder or under such other Related Document, such additional amount as shall be necessary to enable the Bank to receive the same net amount which Bank would have received on such due date had no such obligation been imposed upon Borrowers. Borrowers will deliver promptly to the Bank certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by Borrowers hereunder or under such other Loan Documents.

          Section 4.3. Computations. All computations of interest on the Revolving Loans and of commitment or other fees shall be assessed utilizing a 360-day daily interest factor over the number of days in an actual calendar year (365 days or 366 days in a leap year). Bank shall determine each interest rate applicable to the Revolving Loans in accordance with this Agreement, and Bank's determination of same shall be conclusive in the absence of manifest error. Except as otherwise provided herein, whenever a payment hereunder or under any of the other Related Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Revolving Loans as reflected on the Bank's books and records from time to time shall be prima facie evidence of the amounts so outstanding.

          Section 4.4. Additional Costs, etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to the Bank by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

               (a)     subject the Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Related Documents or the Indebtedness (other than taxes based upon or measured by the revenue, income or profits of the Bank), or

               (b)     materially change the basis of taxation (except for changes in taxes on revenue, income or profits) of payments to the Bank of the principal of or the interest on the Indebtedness of any other amounts payable to the Bank under this Agreement or the other Related Documents, or

               (c)     impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of the Bank, or

               (d)     impose on the Bank any other conditions or requirements with respect to this Loan Agreement, the other Related Documents, the Indebtedness, or any class of loans of which the Indebtedness forms a part, and the result of any of the foregoing is:

                    (i)     to increase the cost to the Bank of making, funding, issuing, renewing, extending or maintaining the Indebtedness, or

                    (ii)     to reduce the amount of principal, interest or other amount payable to the Bank hereunder on account of such the Indebtedness, or

                    (iii)     to require the Bank to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Bank from Borrowers hereunder, then, and in each such case, Borrowers will, upon demand made by the Bank at any time and from time to time and as often as the occasion therefor may arise, pay to the Bank such additional amounts as will be sufficient to compensate the Bank for such additional cost, reduction, payment or foregoing receipt of interest or others sum payable hereunder.

          Section 4.5. Capital Adequacy. If after the date hereof the Bank reasonably determines that (a) the adoption of or change in any law, governmental rule, regulations, policy guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by the Bank or any corporation controlling the Bank with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on the Bank's Revolving Loans to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by the Bank to be material, then the Bank may notify Borrowers of such fact. Borrowers agree to pay the Bank for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by the Bank of a certification in accordance with paragraph Section 4.6.

          Section 4.6. Certificate; Optional Right of Prepayment. Bank shall provide Borrowers with a certificate setting forth any additional amounts which it declares to be payable pursuant to Sections 4.4 and 4.5 hereof, and a complete explanation of such amounts which are due, and each such certificate shall be conclusive, absent manifest error, that such amounts are due and owing. Borrowers shall have the right, at any time within 90 days of receipt of any such certificate, to terminate this Agreement and prepay all the Revolving Loans (subject to any and all prepayment penalties, if any, under the terms of this Agreement) without being obligated to pay any such additional costs set forth in such certificate, after which (provided no Letters of Credit shall remain outstanding) Bank shall promptly terminate, discharge and release of record (at Borrowers' expense) all of its Encumbrances affecting the Collateral and return all Collateral to Borrowers.

          Section 4.7. Fees for the Revolving Loans. In addition to the other fees and expenses described in Sections 3.3, 3.4 and 11.4 hereof, the Borrowers have paid or shall pay Bank the following fees:

               (a)     Borrowers shall pay Bank upon the execution of this Agreement an origination fee in the amount of $13,840.00 for the increase in the amount of credit being made available from Bank pursuant to this Agreement, which fee has been fully earned by Bank upon the execution of this Agreement.

               (b)     Borrowers shall pay Bank for the costs (including hourly rates of personnel and out-of-pocket expenses) of performing field examinations of the Collateral to be initially conducted on a quarterly basis, plus a monthly monitoring fee of $1,000.00 per month due at the beginning of each month during the term of this Agreement.

               (c)     Borrowers shall pay to Bank an unused facility fee on the daily average unused portion of the Revolving Loan Commitment (the "unused portion" being the amount by which the maximum dollar amount of the Revolving Note ($8,883,997.00) exceeds the outstanding principal balance due under the Revolving Note plus the combined amount of all Letters of Credit outstanding) from the date of this Agreement through the Termination Date, at the rate of 0.375% per annum, payable for each three (3) calendar month period (each calendar quarter) (or portion thereof for the period ending 12/31/01), in arrears, fifteen (15) days after last day of each calendar quarter.

               (d)     The following prepayment penalties shall be immediately due and payable by Borrowers to Bank if Borrowers shall terminate or refinance the Revolving Loans with another financial institution prior to the Termination Date: (i) 2% of the amount of the outstanding Revolving Loans prepaid upon the refinancing of the Revolving Loans or the termination of this Agreement prior to December 31, 2001; and (ii) 1% of the amount of the outstanding Revolving Loans prepaid upon the refinancing of the Revolving Loans or the termination of this Agreement prior to December 31, 2002. No prepayment penalty shall apply if Borrowers terminate this Agreement or refinance the Revolving Loans with another financial institution after December 31, 2002.

ARTICLE V

SECURITY FOR THE INDEBTEDNESS

          Section 5. Security. The Indebtedness shall be secured by the following:

               (a)     the Assignment of Leases;

               (b)     the Security Agreements;

               (c)     the Stock Pledge;

               (d)     the Guaranties; and,

               (e)     such other Collateral Documents now or hereafter granted by any Person as security for any part of the Indebtedness.

ARTICLE VI

CONDITIONS PRECEDENT

          Section 6.1. Conditions Precedent to All Revolving Loans. The obligation of Bank to make any Revolving Loans hereunder shall be subject to the satisfaction and the continued satisfaction of the following conditions precedent:

               (a)     Borrowers shall have executed and delivered to Bank this Agreement, the Collateral Documents, the Revolving Note and all other documents required by this Agreement, all in form and substance and in such number of counterparts as may be required by Bank;

               (b)     Providence shall have executed and delivered to Bank its unlimited in solido Guaranty of the Indebtedness an all other present and future Debt of Borrowers to Bank;

               (c)     Testing shall have executed and delivered to Bank its unlimited in solido Guaranty of the Indebtedness an all other present and future Debt of Borrowers to Bank;

               (d)     The representations and warranties of Borrowers and Guarantors as set forth herein, or any Related Document furnished to Bank in connection herewith, shall be and remain true and correct;

               (e)     Bank shall have received favorable legal opinions of counsel to Borrowers and Guarantors in scope and substance reasonably satisfactory to Bank;

               (f)     Bank shall have received certified resolutions of Borrowers authorizing the Revolving Loans and the execution and delivery of all documents contemplated hereby and by corporate and limited liability company Guarantors authorizing the Guaranties;

               (g)     Bank shall have received all fees, charges and expenses which are due and payable as specified in this Agreement or any Related Document;

               (h)     No Default or Event of Default shall exist or shall result from the making of a Revolving Loan;

               (i)     Borrowers shall have each provided Bank with all financial statements, reports and certificates required by this Agreement (including a borrowing base certificate of Borrowers);

               (j)     Bank's counsel shall have reviewed the corporate structure and articles of incorporation of Borrowers and Guarantors, and shall be reasonably satisfied with the validity, due authorization and enforceability of all Related Documents;

               (k)     There shall have been no change to the corporate structure and ownership of Borrowers or Guarantors than from (i) what has been previously represented to Bank or (ii) has been approved by Bank in writing;

               (l)     Bank shall have received evidence reasonably acceptable to Bank and its counsel that its Encumbrances affecting the Collateral shall have a first priority position, subject only to Permitted Encumbrances;

               (m)     Bank shall have received evidence that all other policies of insurance required by this Agreement and the Collateral Documents are in full force and effect;

               (n)     Bank, at its option and for its sole benefit, shall have conducted an audit of each Borrowers' payment records, ledger sheets, and computer tapes or disks kept to record payment information, and of Borrowers' other books, records, and operations, and Bank shall be reasonably satisfied as to their condition;

               (o)     Compressco shall have delivered all outstanding and issued shares of stock of Field Services to Bank, together with stock powers and Reg. U statements which Bank may reasonably require, pursuant to the terms of the Stock Pledge;

               (p)     Bank shall have received the most recently acquired compressor fleet utilization report required by Section 8.1(d) hereof and each report shall evidence that the average number of units "off" rental for the quarter (i.e., the actual number of compressors "off" rental at the end of each month added together and divided by three) was not greater than 18% of the entire compressor fleet at the end of the preceding quarter; and

               (q)     There shall have occurred no Material Adverse Change.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

          Borrowers represent and warrant to Bank as follows:

          Section 7.1. Corporate Authority. Compressco is a corporation duly created, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and in good standing as a foreign corporation in all other jurisdictions where the failure to qualify would have an adverse effect upon its ability to perform its obligations under this Agreement and all Related Documents. Field Services is a corporation duly created, validly existing and in good standing under the laws of the State of Oklahoma, and is duly qualified and in good standing as a foreign corporation in all other jurisdictions where the failure to qualify would have an adverse effect upon its ability to perform its obligations under this Agreement and all Related Documents. Borrowers have the power to enter into this Agreement, issue the Revolving Note, mortgage and grant security interests in the Collateral in the manner and for the purpose contemplated by the Collateral Documents. Borrowers have the corporate power to perform their obligations hereunder and under this Agreement and of the Related Documents. The making and performance by Borrowers of this Agreement and of the Related Documents have been duly authorized by all necessary corporate action (including all necessary shareholder action), and do not and will not violate any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to Borrowers or the articles of incorporation of Borrowers. The making and performance by Borrowers of this Agreement and the Related Documents do not and will not result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement or instrument to which either Borrower is a party or by which it may be bound or affected, or result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than as contemplated this Agreement and by the Related Documents) upon or with respect to any of the properties now owned or hereafter acquired by such Borrower, and neither Borrower is in default under or in violation of any such order, writ, judgment, decree, determination, award, indenture, agreement or instrument. This Agreement and each of the Related Documents to which either Borrower is a party constitutes legal, valid and binding obligations of each such Borrower, enforceable in accordance with its terms, except to the extent that the enforceability of such instruments may be subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or the effect of general equity principles.

          Section 7.2. Financial Statements. The balance sheet of Borrowers at the date thereof, and the related statements of income and retained earnings for the periods covered thereby, copies of which have been delivered to Bank, are complete and correct and fairly present the financial condition of Borrowers as of the date or dates thereof. Each of said financial statements were prepared in conformity with GAAP applied on a basis consistent with the preceding year. No Material Adverse Change has occurred since said dates in the financial position or in the results of operations of Borrowers in their businesses taken as a whole.

          Section 7.3. Title to Collateral. Each Borrower has good and indefeasible title to the Collateral in which it has or shall grant Bank an Encumbrance as security for the Indebtedness, free and clear of all Encumbrances other than Permitted Encumbrances. The Collateral Documents constitute legal, valid and perfected first Encumbrances on the property interests covered thereby, subject only to Permitted Encumbrances.

          Section 7.4. Litigation. Other than as has been disclosed previously to Bank in writing, there are no material legal actions, suits or proceedings pending or, to the best of each Borrower's knowledge, threatened against or affecting such Borrower or any of its properties before any court or administrative agency (federal, state or local), which, if determined adversely to such Borrower, would constitute a Material Adverse Change, and there are no judgments or decrees affecting Borrowers or their properties (including, without limitation, the Collateral) which are or may become an Encumbrance against such properties.

          Section 7.5. Approvals. No authorization, consent, approval or formal exemption of, nor any filing or registration with, any governmental body or regulatory authority (federal, state or local), and no vote, consent or approval of the shareholders of Borrowers is or will be required in connection with the execution and delivery by Borrowers of the Related Documents or the performance by Borrowers of their obligations hereunder and under the other Related Documents.

          Section 7.6. Licenses. Each Borrower possesses adequate franchises, licenses and permits to own its properties and to carry on its business as presently conducted.

          Section 7.7. Adverse Agreements. Neither Borrower is a party to any agreement or instrument, or subject to any charter or other restriction, materially and adversely affecting its business, properties, assets, or operations or its condition (financial or otherwise), and neither Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default would constitute a Material Adverse Change.

          Section 7.8. Default or Event of Default. No Default or Event of Default hereunder has occurred or is continuing or will occur as a result of the giving effect hereto.

          Section 7.9. Employee Benefit Plans. Each employee benefit plan as to which Borrowers may have any liability complies in all material respects with all applicable requirements of law and regulations, and (i) no Reportable Event (as defined in ERISA) has occurred with respect to any such plan, (ii) neither Borrower has withdrawn from any such plan or initiated steps to do so, and (iii) no steps have been taken to terminate any such plan.

          Section 7.10. Investment Company Act. Neither Borrower is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          Section 7.11. Public Utility Holding Company Act. Neither Borrower is a "holding company," or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          Section 7.12. Regulations X, T and U. Neither Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations X, T and U of the Board of Governors of the Federal Reserve System), and none of the proceeds of the Revolving Loans will be used for the purpose of purchasing or carrying such margin stock.

          Section 7.13. Location of Borrowers' Offices, Records and Inventory and Equipment. The chief place of business of Borrowers, the office where Borrowers keep their records concerning the Collateral and all original counterparts of all compressor leases, and the present locations of Borrowers' Inventory (other than Inventory out on lease) and Equipment, are as follows:

Place of Business/Records Location	Inventory and Equipment Locations
Compressco:
1313 S.E. 25th Oklahoma City, OK 73129	1313 S.E. 25th Oklahoma City, OK 73129
Field Services:
1313 S.E. 25th Oklahoma City, OK 73129	1313 S.E. 25th Oklahoma City, OK 73129
Additional Inventory and Equipment Locations
Folks Auto Machine 541 N.E. 12th Avenue Norman, OK 73071	Blumenthal Automatics, Inc. 504 S.W. 4th Street Oklahoma City, OK 73109
Compresso Field Services, Inc. 1313 S. E. 25th Oklahoma City, OK 73129	Providence Natural Gas, Inc. 1313 S.E. 25th Oklahoma City, OK 73129
Compresso Field Services, Inc. 2050 Afton Place Farmington, NM 87401	Larry Fox Hwy 136 South 400 Block Guymon, OK
Robert Baker Frank Oil Company Booker, TX 79005	Bill Wilson 4217 Oklahoma Avenue Woodward, OK 73801
Dennis Meador 1824 Robert Hobbs, NM 88242	J & K Services 7700 N.W. 24th Street Oklahoma City, OK 73008
Ruben Rengel 2425 S.W. 25th Street Oklahoma City, OK 73108

          Section 7.14. Information. All information heretofore or contemporaneously herewith furnished by Borrowers to Bank for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all information hereafter furnished by or on behalf of Borrowers to Bank will be, true and accurate in every material respect on the date as of which such information is dated or certified; and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading.

          Section 7.15. Environmental Matters. Except as may have been disclosed in writing to Bank prior to the date hereof, no properties of Borrowers has ever been, and ever will be so long as this Agreement remains in effect, used for the generation, manufacture, storage, treatment, disposal, release or threatened release of any hazardous waste or substance, as those terms are defined in the Environmental Laws, except in compliance with such Environmental Laws. Except as may have been disclosed in writing by Borrowers to Bank, Borrowers represent and warrant that they are in compliance with all Environmental Laws affecting them and their properties.

          Section 7.16. Solvency of Borrowers. Each Borrower is, and after consummation of the transactions contemplated by this Agreement (including the making of the Revolving Loans), and after giving effect to all obligations incurred by each such Borrower in connection herewith, will be, Solvent.

          Section 7.17. Survival of Representations and Warranties. Borrowers understand and agree that Bank is relying upon the above representations and warranties in making the Revolving Loans to Borrowers. Borrowers further agree that the foregoing representations and warranties shall be continuing in nature and shall remain in full force and effect until such time as the Indebtedness shall be paid in full, or until this Agreement shall be terminated, whichever is the last to occur.

ARTICLE VIII

AFFIRMATIVE COVENANTS

          In addition to the covenants contained in the Collateral Documents, which covenants are hereby ratified and confirmed by Borrowers, Borrowers covenant and agree as follows:

          Section 8.1. Financial Statements. Borrowers will furnish or cause to be furnished to Bank:

               (a)     within twenty (20) days following the end of each month, financial statements consisting of a balance sheet of each Borrower as of the end of such month, and statements of income and statements of cash flow of each Borrower for such month and for the fiscal year through such month, all certified by the chief financial officer of each Borrower as having been prepared in accordance with GAAP consistently applied;

               (b)     as soon as available and in any event within ninety (90) days following the close of each fiscal year of Borrowers, unqualified audited consolidated and consolidating financial statements of Compressco and its Consolidated Subsidiaries consisting of a balance sheet as of the end of such fiscal year and statements of income, and statement of cash flow for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, certified by independent public accountants of recognized standing acceptable to Bank, together with the 10-K or equivalent report submitted by Compressco to the Securities and Exchange Commission for such period;

               (c)     within thirty days (30) of the filing of same, copies of all Forms 1120 and all schedules and attachments thereto as submitted annually to the Internal Revenue Service by Compressco and its Consolidated Subsidiaries;

               (d)     within thirty (30) days of the end of each fiscal quarter, a compliance certificate signed by the chief financial officer of each Borrower, certifying that said officer has reviewed this Agreement and to the best of his or her knowledge no Default or Event of Default has occurred, or if such Default or Event of Default has occurred, specifying the nature and extent thereof, and that all financial covenants in this Agreement have been met, and providing a computation of all financial covenants contained herein, including specifically those needed to determine Borrower's compliance with all Performance Pricing Criteria and the actual number of compressors "off" rental on the last day of each month added together and divided by three;

               (e)     with each request for a Revolving Loan or for the issuance of a Letter of Credit, but in any event not less than weekly, a borrowing base certificate showing each Borrower's total Receivables, leased compressor equipment, Inventory, minus ineligibles, total Eligible Receivables and Eligible Inventory, usage and availability, in form and substance acceptable to Bank, with such borrowing base certificate to be certified by the chief financial officers of Borrowers;

               (f)     within twenty (20) days following the end of each calendar month, a detailed inventory report at cost, a detailed aging of each Borrower's Receivables and accounts payable aged by invoice date, together with a certificate executed by the chief financial officer of each Borrower, identifying the amount of Eligible Receivables, Eligible Inventory, and accounts payable of each such Borrower as of the end of such month, together with a collateral location report and a rental status report indicating the number of compressors "on" and "off" lease relating to leased Inventory of Borrowers as of the end of such month, all in such form and containing such representations and warranties as Bank may reasonably require;

               (g)     Reserved;

               (h)     on or before January 31, 2002, and once additionally as required by Bank thereafter, Borrower shall cause at Borrower's expense a firm acceptable to Bank to provide Bank with a current physical survey of Field Service's compressor inventory; and

               (i)     such other necessary financial information concerning Borrowers and Guarantors as Bank may reasonably request from time to time.

          Section 8.2. Notice of Default; Litigation; ERISA Matters. Borrowers will give written notice to Bank as soon as reasonably possible and in no event more than five (5) Business Days of (i) the occurrence of any Default or Event of Default hereunder of which either of them has knowledge, (ii) the filing of any actions, suits or proceedings against either Borrower in any court or before any governmental authority or tribunal of which it has knowledge which could cause a Material Adverse Change with respect to such Borrower, (iii) the occurrence of a reportable event under, or the institution of steps by either Borrower to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which such Borrower may have liability, or (iv) the occurrence of any other action, event or condition of any nature of which either Borrower has knowledge which may cause, or lead to, or result in, any Material Adverse Change.

          Section 8.3. Maintenance of Corporate Existence, Properties and Liens. Each Borrower will (i) continue to engage in the business presently being operated by it; (ii) maintain its corporate existence and good standing in each jurisdiction in which it is required to be qualified; (iii) keep and maintain all franchises, licenses and properties necessary in the conduct of its business in good order and condition; (iv) duly observe and conform to all material requirements of any governmental authorities relative to the conduct of its business or the operation of its properties or assets; and, (v) maintain in favor of Bank a first perfected lien and security interest in the Collateral, subject only to other Permitted Encumbrances.

          Section 8.4. Collateral Schedules and Locations. As often as Bank shall reasonably require, Borrowers shall deliver to Bank schedules of such Collateral, including such information as Bank may require, including without limitation names and addresses of account debtors and agings of Receivables and General Intangibles and the location of all Inventory.

          Section 8.5. Taxes. Each Borrower shall pay or cause to be paid when due, all taxes, local and special assessments, and governmental and other charges of every type and description, that may from time to time be imposed, assessed and levied against it and its properties. Borrowers further agree to furnish Bank with evidence that such taxes, assessments, and governmental and other charges due by the Borrowers have been paid in full and in a timely manner. Borrowers may withhold any such payment or elect to contest any lien if either such Borrower is in good faith conducting an appropriate proceeding to contest the obligation to pay and so long as Bank's interest in the Collateral is not jeopardized.

          Section 8.6. Required Insurance. Borrowers shall maintain insurance with insurance companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which each of them operates, and as shall be reasonably satisfactory to Bank, such insurance to include appropriate liability, hazard, business interruption, workmen's compensation coverages as Bank may require, naming Bank as loss payee and/or additional insured, as appropriate. With respect to the Collateral of Borrowers, Borrowers agree to provide Bank with the types of insurance coverages required by the Collateral Documents affecting such Collateral.

          Borrowers agree to provide Bank with certificates of insurance of such policies of insurance acceptable to Bank. Borrowers further agree to promptly furnish Bank with copies of all renewal notices and, if requested by Bank, with copies of receipts for paid premium. Borrowers shall provide Bank with certificates of insurance acceptable to Bank for all renewal or replacement policies of insurance no later than fifteen (15) days before any such existing policy or policies should expire. If Borrowers' insurance policies required hereunder and renewals thereof are held by another person, Borrowers agrees to certificates of insurance acceptable to Bank covering the same to Bank within the time periods required above.

          Section 8.7. Performance of Loan Documents. Borrowers shall duly and punctually pay and perform their obligations under the Revolving Note, under this Agreement and under each of the Related Documents, in accordance with the terms hereof and thereof.

          Section 8.8. Compliance with Environmental Laws. Borrowers shall comply with and shall cause all of their respective employees, agents, invitees or sublessees to comply with all Environmental Laws with respect to the disposal of industrial refuse or waste, and/or the discharge, procession, treatment, removal, transportation, storage and handling of hazardous or toxic wastes and substances, and pay immediately when due the cost of removal of any such waste or substances from, and keep its properties free of any lien imposed pursuant to any such laws, rules, regulations or orders.

          Each Borrower shall give notice to Bank as soon as reasonably possible and in no event more than five (5) Business Days after it receives any compliance orders, environmental citations, or other notices from any governmental entity relating to any environmental condition relating to its properties or elsewhere for which it may have legal responsibility with a full description thereof. Each Borrower agrees to take any and all reasonable steps, and to perform any and all reasonable actions necessary or appropriate to promptly comply with any such citations, compliance orders or Environmental Laws requiring either such Borrower to remove, treat or dispose of such hazardous materials, wastes or conditions at the sole expense of such Borrower, to provide Bank with satisfactory evidence of such compliance; provided, however, that nothing contained herein shall preclude Borrowers from contesting any such compliance orders or citations if such contest is made in good faith, appropriate reserves are established for the payment for the cost of compliance therewith, and Bank's security interest in any such property affected thereby (or the priority thereof) is not jeopardized.

          Regardless of whether any Event of Default hereunder shall have occurred and be continuing, Borrowers (i) release and waive any present or future claims against Bank for indemnity or contribution in the event either Borrower becomes liable for remediation costs under and Environmental Laws, and (ii) agree to defend, indemnify and hold harmless Bank from any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including, without limitation, reasonable attorneys fees and remedial costs), suits, administrative orders, agency demand letters, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future (whether before or after the termination of this Agreement) be paid, incurred, or suffered by, or asserted against Bank by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, or release from or onto the property of Borrowers of any hazardous materials, wastes or conditions regulated by any Environmental Laws, contamination resulting therefrom, or arising out of, or resulting from, the environmental condition of such property or the applicability of any Environmental Laws relating to hazardous materials (including, without limitation, CERCLA or any so called federal, state or local "super fund" or "super lien" laws, statute, ordinance, code, rule, regulation, order or decree) regardless of whether or not caused by or within the control of Bank. The covenants and indemnities contained in this Section 8.8 shall survive termination of this Agreement.

          Section 8.9. Further Assurances. Borrowers will, at any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by Bank, in order to cure any defects in the execution and delivery of, or to comply with or accomplish the covenants and agreements contained in this Agreement or the Collateral Documents.

          Section 8.10. Financial Covenants. Compressco and its Consolidated Subsidiaries shall comply with the following covenants and ratios:

               (a)     Compressco and its Consolidated Subsidiaries shall maintain a Funded Debt to Cash Flow Ratio of less than or equal to 3.25 to 1.0 as of the end of each fiscal quarter.

               (b)     Compressco and its Consolidated Subsidiaries shall maintain a Debt Service Coverage Ratio of greater than or equal to 1.25 to 1.0 as of the end of each fiscal quarter.

               (c)     Compressco and its Consolidated Subsidiaries shall maintain a ratio of Debt to Adjusted Net Worth of less than or equal to 1. 5 to 1.0 as of the end of each fiscal quarter.

          Section 8.11. Operations. Each Borrower shall conduct its business affairs in a reasonable and prudent manner and in compliance with all applicable federal, state and municipal laws, ordinances, rules and regulations respecting its properties, charters, businesses and operations, including compliance with all minimum funding standards and other requirements of ERISA of 1974, and other laws applicable to any employee benefit plans which it may have, and at all time shall remain a "going concern" as defined by its auditors.

          Section 8.12. Change of Location. Each Borrower shall, within ten (10) Business Days prior to any such addition or change, notify Bank in writing of any proposed additions to or changes in the location of the Collateral (other than leased Inventory) or of the location of its chief executive office.

          Section 8.13. Employee Benefit Plans. So long as this Agreement remains in effect, each Borrower will maintain each employee benefit plan as to which it may have any liability, in compliance with all applicable requirements of law and regulations.

          Section 8.14. Field Audits; Other Information. Each Borrower shall allow Bank's employees and agents access to its books and records and properties during normal business hours to perform field audits from time to time, including an asset based field audit to be conducted to determine the Borrowing Base Amount hereunder, on not less than three times per year. Based upon the information provided by such audits, Bank shall have the right to make adjustments to the advance rates for the and/or eligibility definitions used in determining the Borrowing Base Amount and the level of monitoring required. Borrowers will provide Bank with such other information as Bank may reasonably request from time to time.

          Section 8.15. Lockbox; Dominion Account. Borrowers agree to instruct, in writing, all Account Debtors and others responsible for making payments on Receivables and other amounts due to Borrowers to make all payments to a lockbox address selected by Bank. Bank also has the independent right, but not a duty, to notify Account Debtors and others responsible for making payments on Receivables or other amounts due to Borrowers to make all payments to lockbox address selected by Bank. Bank shall make all deposits of such payments received by Bank to a Dominion Account established by Borrowers at Bank (the "Dominion Account") no later than the first Business Day after receipt. On the second Business Day after a deposit into a Dominion Account, the amount of the deposit, to the extent collected by Bank, shall be drawn from the Dominion Account by Bank and applied to the Note.

          Section 8.16. Deposit and Operating Accounts. Borrowers shall maintain all of their primary deposit and operating accounts with Bank (it being understood that Field Services will be allowed to maintain local banking accounts in Oklahoma City to use in connection with its trade payables and payroll) so long as any of the Revolving Loans remain outstanding.

          Section 8.17. Leases.

               (a)     Upon demand of Bank, Borrowers shall deliver to Bank in pledge all original compressor leases or other evidences of obligations owed to Borrowers which have been considered in the calculation of Eligible Receivables. In no event shall Borrower sell any third party be allowed to possess such original compressor leases or other evidences of obligations owed to Borrowers.

               (b)     Borrowers shall not sell or grant a security interest in the compressor leases.

               (c)     Borrowers shall cause each original compressor rental agreement to be conspicuously stamped or marked as follows:

THIS LEASE HAS BEEN COLLATERALLY ASSIGNED TO HIBERNIA NATIONAL BANK

ARTICLE IX

NEGATIVE COVENANTS

          In addition to the negative covenants contained in the Collateral Documents, which covenants are hereby ratified and confirmed by Borrowers, Borrowers covenant and agree as follows:

          Section 9.1. Limitations on Fundamental Changes. Borrowers shall not change the nature of their respective businesses or their names, grant credit terms to its customers on terms different than those presently granted to customers, or form any subsidiary without the prior written consent of the Bank, nor shall it enter into any transaction of merger or consolidation, nor liquidate or dissolve itself (nor suffer any liquidation or dissolution).

          Section 9.2. Disposition of Assets. Borrowers shall not convey, sell, lease, assign, transfer or otherwise dispose of, any of their property, business or assets whether now owned or hereafter acquired except for (i) Inventory and compressors sold to customers in the normal course of business, (ii) property disposed of in the ordinary course of business, provided that, if such property is to be replaced, the net cash proceeds of each such transaction are applied to obtain a replacement item or items within 30 days of the disposition thereof, or (iii) other dispositions of property whose fair market value does not exceed $50,000.00 in the aggregate during each fiscal year.

          Section 9.3. Restricted Payments. Borrowers shall not declare or pay (or set aside reserves for payment of) any dividends or distributions or redeem, retire, or repurchase any shares of its capital stock, make any shareholder/affiliate loans, pay excessive shareholder compensation or enter into any similar transactions with the shareholders of Borrowers and their related interests without the prior written consent of the Bank.

          Section 9.4. Encumbrances. Borrowers shall not create, incur, assume or permit to exist any Encumbrances on any of their property now owned or hereafter acquired, except for the following (hereinafter referred to as the "Permitted Encumbrances"):

               (a)     Encumbrances for taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserves as shall be required by GAAP shall have been made therefor.

               (b)     Encumbrances of landlords, vendors, carriers, warehousemen, mechanics, laborers and materialmen arising by law in the ordinary course of business for sums either not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by generally accepted accounting principles shall have been made therefor.

               (c)     Inchoate liens arising under ERISA to secure the contingent liabilities, if any, permitted by this Agreement.

               (d)     The pledge of the Collateral and any other liens in favor of the Bank to secure the Indebtedness of the Borrowers to the Bank.

               (e)     Liens which, as of the date hereof, have been disclosed to and approved by Bank in writing.

          Section 9.5. Debts, Guaranties and Other Obligations. Borrowers will not incur, create, assume or in any manner become or be liable in respect of any indebtedness, direct or contingent, except for:

               (a)     The Indebtedness to the Bank under this Agreement;

               (b)     The Subordinated Debt;

               (c)     Trade payables or non-material operating leases from time to time incurred in the ordinary course of business; and

               (d)     Taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by generally accepted accounting principles shall have been made therefor.

          Section 9.6. Changes in Control and Management. Borrowers shall not allow any change in the control of the Borrowers ("control" for the purposes hereof shall mean the power, direct or indirect, (i) to vote 51% or more of the securities having ordinary voting power for the election of directors of such Borrower, or (ii) to direct or cause the direction of the management and policies of such Borrower whether by contract or otherwise) from the ownership structure of the Borrowers which exists as of the date hereof (which ownership is as has been represented to Bank by Borrowers), nor shall it allow any change in its executive management which exists as of the date hereof without the prior written consent of Bank.

          Section 9.7. Other Agreements. Borrowers will not enter into any agreement containing any provision which would be violated or breached by the performance of their obligations hereunder or under any instrument or document delivered or to be delivered by them hereunder or in connection herewith.

          Section 9.8. Transactions with Affiliates. Borrowers will not enter into any agreement with any affiliate except to the extent that such agreements are commercially reasonable which provide for terms which would normally be obtainable in an arm's length transaction with an unrelated third party. To the extent any inter-company loans are permitted hereunder, they shall be subordinated in payment to the Indebtedness.

          Section 9.9. Subordinated Debt. Borrowers will not, and will not permit any Consolidated Subsidiary to, make any amendment or modification to the indenture, note or any other agreement evidencing or governing any of the Subordinated Debt, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, any of the Subordinated Debt and shall not at any time following an Event of Default hereunder, make any payment and/or distributions of property of any kind or nature on any Subordinated Debt; provided, however, Compressco may prepay the Subordinated Debt following the completion of any underwritten public offering of its capital stock from which Compressco receives net proceeds equal or greater than the amount of Subordinated Debt then outstanding.

          Section 9.10. Major Vendors and Collateral Locations. Borrowers will not allow Equipment or Inventory in an aggregate amount not to exceed $50,000.00 to be maintained, repaired, stored or warehoused for more than seven days in locations other than those shown in Section 7.13 to this Agreement. Borrowers will not allow anyone other than themselves or Bank to possess the original compressor leases or other evidences of indebtedness owed to Borrowers and used in the calculation of Eligible Receivables.

ARTICLE X

EVENTS OF DEFAULT

          Section 10.1. Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default:

          Default under the Indebtedness. Should Borrowers default in the payment of principal or interest under the Indebtedness.

          Default under this Agreement. Should Borrowers violate or fail to comply fully with any of the terms and conditions of, or default under, this Agreement, and such default not be cured within thirty days of the occurrence thereof (provided, however, that no cure period shall be available for a default in the obligation to comply with negative covenants contained herein or to maintain insurance coverages required hereby).

          Default Under Other Agreements. Should any event of default occur or exist under any of the Related Documents or should either Borrower, any Guarantor violate, or fail to comply fully with, any terms and conditions of any of the Collateral Documents or Related Documents, and such default not be cured within thirty days of the occurrence thereof (provided, however, that no cure period shall be available for a default in the obligation to comply with negative covenants contained therein or to maintain insurance coverages affecting the Collateral required thereby).

          Other Defaults in Favor of Bank. Should either Borrower or any Guarantor default under any other loan, extension of credit, security agreement, or other obligation in favor of Bank and fail to cure same in accordance with any applicable cure periods, or should there occur an "Event of Default" as defined in that certain Loan Agreement dated as of October 29, 1999, between Compressco and Bank, as said agreement may be amended from time to time.

          Default in Favor of Third Parties. Should either Borrower or any Guarantor default under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of the Collateral, or the ability of either such Borrower or any such Guarantor to perform its obligations under this Agreement, or any Related Document, or pertaining to the Indebtedness and fail to cure same in accordance with any applicable cure periods.

          Insolvency. The following occurrences, in addition to the failure or suspension of either Borrower or any Guarantor, shall constitute an Event of Default hereunder:

               (a)     Filing by either Borrower or any Guarantor of a voluntary petition or any answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing, or any action by either Borrower or any Guarantor consenting to, approving of, or acquiescing in, any such petition or proceeding; the application by either Borrower or any Guarantor for, or the appointment by consent or acquiescence of, a receiver or trustee of either Borrower or of any Guarantor for all or a substantial part of its property; the making by either Borrower or by any Guarantor of an assignment for the benefit of creditors; the inability of either Borrower or any Guarantor or the admission by either Borrower or any Guarantor in writing, of its inability to pay its debts as they mature (the term "acquiescence" means the failure to file a petition or motion in opposition to such petition or proceeding or to vacate or discharge any order, judgment or decree providing for such appointment within sixty (60) days after the appointment of a receiver or trustee); or

               (b)     Filing of an involuntary petition against either Borrower or any Guarantor in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing and such petition remains undismissed or unanswered for a period of sixty (60) days from such filing; or the insolvency appointment of a receiver or trustee of either Borrower or of any Guarantor for all or a substantial part of its property and such appointment remains unvacated or unopposed for a period of sixty (60) days from such appointment, execution or similar process against any substantial part of the property of either Borrower or of any Guarantor and such warrant remains unbonded or undismissed for a period of sixty (60) days from notice to such Borrower or such Guarantor of its issuance.

          Dissolution Proceedings. Should proceedings for the dissolution or appointment of a liquidator of either Borrower or any Guarantor be commenced.

          Death or Incapacity of Individual Guarantors. Should any individual Guarantor die or become incapacitated or interdicted.

          False Statements. Should any representation or warranty of either Borrower or any Guarantor made in connection with the Indebtedness prove to be incorrect or misleading in any material respect when made or reaffirmed.

          Material Adverse Change. Should a Material Adverse Change with respect to either Borrower or any Guarantor occur at any time and not be cured within ten days of the occurrence thereof.

          Upon the occurrence of an Event of Default, all commitments of Bank under this Agreement will terminate immediately (including any obligation to make any further Revolving Loans), and, at Bank's option, the Revolving Note and all Indebtedness of Borrowers will become immediately due and payable, all without notice of any kind to Borrowers, except that in the case of type described in the "Insolvency" subsection above, such acceleration shall be automatic and not optional.

          Upon the occurrence of an Event of Default, Bank may increase the rate of interest borne by the Revolving Note to the default rate of interest provided for under the Revolving Note, proceed to realize upon the Collateral under the terms of the Collateral Documents, and/or exercise any other rights which it has by law or contract (which rights shall be cumulative in nature).

          Section 10.2. Waivers by Borrowers. Except as otherwise provided for in this Agreement and by applicable law, Borrowers waive (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Bank on which Borrowers may in any way be liable and hereby ratifies and confirms whatever Bank may do in this regard, (ii) all rights to notice and a hearing prior to Bank's taking possession or control of, or to Bank's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Bank to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. Each Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Collateral Documents, and the transactions evidenced by this Agreement and other Collateral Documents.

ARTICLE XI

MISCELLANEOUS

          Section 11.1. No Waiver; Modification in Writing. No failure or delay on the part of Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No amendment, modification or waiver of any provision of this Agreement or of the Revolving Note, nor consent to any departure by either Borrower therefrom, shall in any event be effective unless the same shall be in writing signed by or on behalf of Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on either Borrower in any case shall entitle either Borrower to any other or further notice or demand in similar or other circumstances.

          Section 11.2. Payment on Non-Business Day. Whenever any payment to be made hereunder or on account of the Revolving Note shall be scheduled to become due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in computing interest and fees payable hereunder or on account of the Revolving Note.

          Section 11.3. Addresses for Notices. All notices and communications provided for hereunder shall be in writing and, shall be mailed, by certified mail, return receipt requested, or delivered as set forth below unless any person named below shall notify the others in writing of another address, in which case notices and communications shall be mailed, by certified mail, return receipt requested, or delivered to such other address

If to Bank:
Hibernia National Bank 313 Carondelet Street New Orleans, LA 70130 Attention: Gary Culbertson

With copy to:
Wm. Blake Bennett, Esq. Liskow & Lewis 701 Poydras Street Suite 5000 New Orleans, LA 70139

If to Borrowers:
Compressco, Inc. 1313 S.E. 25th Oklahoma City, OK 73129 Attention: Mr. Gary McBride

          Section 11.4. Fees and Expenses. Borrowers agree to pay all fees, costs and expenses of Bank in connection with the preparation, execution and delivery of this Agreement, and all Related Documents to be executed in connection herewith and subsequent modifications or amendments to any of the foregoing, including without limitation, the reasonable fees and disbursements of counsel to Bank, and to pay all costs and expenses of Bank in connection with the enforcement of this Agreement, the Revolving Note or the other Related Documents, including reasonable legal fees and disbursements arising in connection therewith. Borrowers agree to pay all costs associated with the issuance of any insurance coverages, appraisals and field examinations of Borrowers' property which may be required by this Agreement and any of the Related Documents. Borrowers also agree to pay, and to save Bank harmless from any delay in paying stamp and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement, the Revolving Note, the other Related Documents, or any modification thereof.

          Section 11.5. Security Interest and Right of Set-off. Bank shall have a continuing security interest in, as well as the right to set-off the obligations of Borrowers hereunder against, all funds which either Borrower may maintain on deposit with Bank (with the exception of funds deposited in Borrowers' accounts in trust for third parties or funds deposited in pension accounts, IRA's, Keogh accounts and All Saver Certificates), and Bank shall have a lien upon and a security interest in all property of either Borrower in Bank's possession or control which shall secure the Indebtedness of Borrowers.

          Section 11.6. Waiver of Marshaling. Borrowers shall not at any time hereafter assert any right under any law pertaining to marshaling (whether of assets or liens) and Borrowers expressly agree that Bank may execute or foreclose upon the Collateral in such order and manner as Bank, in its sole discretion, deems appropriate.

          Section 11.7. Governing Law. This Agreement and the Revolving Note shall be deemed to be contracts made under the laws of the State of Louisiana and for all purposes shall be construed in accordance with the laws of said State.

          Section 11.8. Consent to Loan Participation. Borrowers agree and consent to Bank's sale or transfer, whether now or later, of one or more participation interests in the Indebtedness of the Borrowers arising pursuant to this Agreement to one or more purchasers, whether related or unrelated to Bank. Bank may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Bank may have about Borrowers or about any other matter relating to such Indebtedness, and Borrowers hereby waive any rights to privacy it may have with respect to such matters. Borrowers additionally waive any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Borrowers also agree that the purchasers of any such participation interest will be considered as the absolute owners of such interests in such Indebtedness.

          Section 11.9. WAIVER OF JURY TRIAL; SUBMISSION TO JURISDICTION. (a) BORROWERS AND BANK HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH BORROWERS AND BANK MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (i) THE REVOLVING NOTE, (ii) THIS AGREEMENT, (iii) THE COLLATERAL DOCUMENTS OR (iv) THE COLLATERAL. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE BORROWERS AND THE BANK, AND THE BORROWERS AND THE BANK HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH OF THE BORROWERS AND THE BANK EACH FURTHER REPRESENTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

               (b)     EACH BORROWER HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE STATE COURTS OF LOUISIANA AND THE FEDERAL COURTS IN LOUISIANA AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR BROUGHT TO ENFORCE THE PROVISIONS OF THE REVOLVING NOTE, THIS AGREEMENT AND/OR THE COLLATERAL DOCUMENTS MAY BE BROUGHT IN ANY COURT HAVING SUBJECT MATTER JURISDICTION.

          Section 11.10. Severability. If a court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

          Section 11.11. Headings. Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WITNESSES:

COMPRESSCO, INC.

By:  /s/ GARY McBRIDE
     Gary McBride, Chief Financial Officer

COMPRESSCO FIELD SERVICES, INC.

By:  /s/ GARY McBRIDE
     Gary McBride, Chief Financial Officer

HIBERNIA NATIONAL BANK

By:  /s/ GARY CULBERTSON
     Gary Culbertson, Vice President